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FOR IMMEDIATE RELEASE	CONTACT
Kyle Stults Investor Relations (410) 740-0081 kstults@martek.com

MARTEK ANNOUNCES SECOND QUARTER FY 2010 FINANCIAL RESULTS

•	Q2 revenue of $124 million, an increase of 34% year-over-year

•	Q2 GAAP earnings of $12.5 million ($0.37 per share) and non-GAAP earnings of $15.0 million ($0.45 per share)

•	Q2 nutritional ingredient sales (formerly nutritional sales) increased 14% to a record level of $99.7 million, including double-digit percentage gains in both infant formula and non-infant formula market sales

•	Q2 Amerifit sales of $18 million; includes revenues for the quarter from acquisition date of February 12, 2010

•	Q2 operating cash flow of $47 million which enabled significant paydown of acquisition financing

COLUMBIA, Md., June 3, 2010 – Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the second quarter of fiscal 2010. Revenues for the second quarter were $124 million, up 34% from $92.4 million in the second quarter of fiscal 2009. GAAP net income was $12.5 million, or $0.37 per diluted share, for the second quarter of fiscal 2010, compared to $11.0 million, or $0.33 per diluted share, for the second quarter of fiscal 2009. These revenues and earnings include the results of Amerifit Brands (“Amerifit” or “branded consumer health products”), the acquisition of which was completed by Martek on February 12, 2010.

The second quarter of fiscal 2010 included charges related to the acquisition of Amerifit of $3.5 million. Excluding these amounts, net of tax, the fiscal 2010 second quarter earnings would have been $15.0 million, or $0.45 per diluted share, an increase of 37% over the second quarter of fiscal 2009 (see Table II “Reconciliation of GAAP to Non-GAAP Net Income Measure” below).

Commenting on the quarter, Chief Executive Officer Steve Dubin said, “The improving economy, new launches of products with Martek’s life’sDHA, growing international markets for Martek’s products and sales of Amerifit’s branded consumer health products all contributed to Martek’s record quarterly results. This year as a whole is looking strong from a revenue perspective, although revenues for the balance of 2010 are projected to be somewhat uneven on a quarter-to-quarter basis due to customer plant shutdowns for maintenance and other timing matters. Martek’s strong run rate coming out of fiscal 2010 should provide an excellent platform from which to grow as some of Martek’s new products currently in development begin to hit the market over the next eighteen months as additional consumer brands launched through Amerifit’s marketing and distribution channels.”

Revenue Summary

Product sales in the second quarter of fiscal 2010 increased $30.9 million to $119.1 million from $88.2 million in the second quarter of fiscal 2009. This increase was partially attributable to the branded consumer health product sales of the newly-acquired Amerifit which totaled $18 million for the period from acquisition date (February 12, 2010) through April 30, 2010. The remainder of the increase, or $12.9 million, was almost entirely the result of sales of our nutritional ingredients in both the infant formula and non-infant formula markets. Demand increases outside the United States, particularly in Asia, were a key driver of this growth. We believe that a portion of the nutritional ingredient revenue increase, estimated to be in the range of $4 million to $8 million, was associated with inventory stocking by our customers following depletion of inventories in 2009 as well as their production timing and related product ordering patterns.
A breakdown of product sales for the second quarter and fiscal year to date periods (in thousands) follows:

	Three months ended
	April 30,			Six months ended April 30,
			%			%
	2010	2009	incr (decr)	2010	2009	incr (decr)
Nutritional ingredients:
Infant formula	$86,318	$77,383	12%	$157,859	$151,974	4%
Food and beverage	4,519	2,979	52%	8,712	5,597	56%
Pregnancy and nursing, nutritional supplements and animal nutrition	8,831	6,801	30%	16,201	12,465	30%

Total nutritional ingredients	99,668	87,163	14%	182,772	170,036	7%
Branded consumer health	18,009	—	n/a	18,009	—	n/a
Non-nutritional products	1,405	989	42%	2,387	2,138	12%

Total product sales	$119,082	$88,152	35%	$203,168	$172,174	18%

In addition, contract manufacturing and collaborations revenues in the second quarter totaled $4.9 million, compared with $4.3 million a year ago. Of the $4.9 million in second quarter of fiscal 2010, approximately $3.9 million relates to contract manufacturing activities, which the Company continues to anticipate exiting, in large measure, in the third quarter of fiscal 2010. The remaining $1 million relates to revenues associated with Martek’s joint development agreement with a subsidiary of BP p.l.c. (“BP”) for work on microbial oils for use as biofuels, which began in late fiscal 2009. These development services with BP are expected to continue through at least 2011.

Gross Margin and Operating Expenses

Overall gross margin for the second quarter of fiscal 2010 was 46%, an increase over the 42% gross margin realized in the second quarter of fiscal 2009. This improvement was largely due to ARA cost reductions in the 2010 period and the positive impact on gross margins of branded consumer health product sales. Included in the second quarter’s gross margin is the negative effect of approximately $1.7 million (gross margin impact of 1.4%) related to one-time inventory step-up costs resulting from the Amerifit acquisition. Excluding these step-up costs, gross margin would have been 48%.

Research and development expenses in the second quarter of fiscal 2010 were $8.8 million (with no amounts related to Amerifit), consistent with previously stated guidance and up from $7.2 million in last year’s second quarter. The increase was due to the Company’s expanded clinical and pre-clinical research activities during the current quarter along with higher personnel costs. Martek’s research and development focuses on both broadening the market applications for the Company’s life’sDHA™ as well as leveraging the Company’s microbial technology platform to develop new high-value product offerings. The Company continues to expect quarter-to-quarter fluctuations in research and development expenses mainly due to the timing of outside services, including third-party clinical trial services.

During the second quarter of fiscal 2010, selling, general and administrative expenses (“SG&A”) were $17.9 million, or 14% of revenue, a slight increase compared to 13% of revenue in last year’s second quarter.

Given their significance to the Amerifit business, Martek will now separately disclose expenses incurred associated with advertising and promotion. Such costs during the second quarter totaled $4.0 million, or 3% of revenue. Going forward, we anticipate significant advertising and promotion expenses each quarter as a result of our recently-acquired branded consumer health products business, with such costs fluctuating from quarter to quarter due to the timing of particular advertising and promotional campaigns.

Financial Position

As noted above, on February 12, 2010, Martek completed its acquisition of Amerifit. To finance the Amerifit acquisition, Martek utilized existing cash of approximately $115 million along with the proceeds from a new term debt facility totaling $75 million and $11 million drawn from a new revolving credit facility. Martek’s new revolving credit facility has a total borrowing capacity of $100 million and replaces Martek’s former credit facility of $135 million which was due to expire in September 2010.

During the second quarter of fiscal 2010, Martek generated approximately $47 million of cash from its operations. This cash generation enabled a full repayment of the $11 million credit facility draw as well as a paydown of $35 million on the term debt during the second quarter. The Company expects to repay the remaining balance on its term debt by October 31, 2010.

Significant Recent Events

•	MIDAS Study Published Which Shows Martek’s Algal DHA Improved Memory and Learning In Healthy Adults with Memory Complaints — The Memory Improvement with Docosahexaenoic Acid (DHA) Study (MIDAS) published in May 2010 in Alzheimer’s & Dementia: The Journal of the Alzheimer’s Association showed that Martek’s algal DHA improved memory function in healthy aging adults. MIDAS is the first large, randomized, placebo-controlled study to demonstrate the benefits of DHA in maintaining and improving brain health in older adults. MIDAS found that healthy people with memory complaints who took 900mg of Martek’s algal DHA capsules for six months had almost double the reduction in errors on a test that measures learning and memory performance versus those who took a placebo, a benefit roughly equivalent to having the learning and memory skills of someone three years younger. The DHA was well-tolerated and subjects taking the DHA also experienced a lower heart rate, providing a significant cardiovascular benefit. The study was funded by Martek.

•	Non-Infant Formula Product Launches with life’sDHA–

•	Foods and Beverages — Fortune Natural Grains Blended Cooking Oil (COFCO – China), Future Star Kid Milk (Mengniu – China), Quiznos® salad dressings (U.S.) Milkana® Golden Baby Cheese (BSI (Tianjin)® Food Company – China), dha Omega3™ Eggs (M. Lasser – Israel), Earth’s Best® Organic Nutritional Mommy Bars (Hain Celestial – U.S.), H-E-B® Reduced Fat Milk (2%) with DHA Omega-3 and H-E-B® Whole Milk with DHA Omega-3 (Morningstar – U.S.), Rice Milk with Omega3 DHA™ (Freedom Foods – Australia).

•	Pregnancy and nursing and nutritional supplements — Pharmaceutical LLC PreferaOB One™ (Alaven® – US), Algal-900 DHA Softgels (Walgreens – U.S.), Natural Omega-3 Vegetarian DHA 100 mg Softgels (Bluebonnet® – U.S.), Natural Omega-3 Vegetarian DHA 200 mg Softgels (Bluebonnet® – U.S.) and Merck Kidabion™ DHA Powder Drink for Children (China).

•	New Scientific Data/Recommendations Published on DHA and ARA – In addition to the MIDAS study noted above, the benefits of DHA and ARA supplementation were recently discussed in the following publications:

•	The Journal of Nutrition (April 2010) published the results of a study examining the association between omega-3 fatty acids in serum and cognitive function in mid-life adults. Levels of serum phospholipid ALA, EPA, and DHA and performance in five major dimensions of cognitive function were determined in 280 healthy volunteers, ages 35 to 54. Using regression analysis, higher levels of DHA were associated with better performance on the tests of nonverbal reasoning and mental flexibility, working memory and vocabulary. Neither ALA nor EPA showed a significant relationship to cognitive function.

•	In the EFSA Journal (March 2010), the European Food Safety Authority’s (“EFSA”) Panel on Dietetic Products, Nutrition, and Allergies (“NDA”) officially adopted and published an Opinion on Dietary Reference Values for fats, including polyunsaturated fatty acids. The NDA Panel concluded that a daily intake of 250 mg of long-chain omega-3 fatty acids for adults may reduce the risk of heart disease. The NDA Panel set an Adequate Intake (“AI”) of 250 mg/day EPA+DHA for adults and an AI of 100 mg DHA/day for infants (>6 months) and young children <24 months. For pregnant or lactating women, 100-200 mg preformed DHA is recommended in addition to the 250 mg/day omega-3 DHA+EPA AI for adults.

•	The Joint FAO/WHO Expert Group Consultation on Fats and Fatty Acids in Human Nutrition released their recommendations as an interim report from the meeting which was held in Geneva in November 2008. The report recommends an AI for DHA for ages 0-6 months of 0.1-0.18% energy with no upper limit other than recognizing high maternal milk levels of 1.5% total energy. The Committee refers to DHA during this period as a conditionally essential nutrient. The recommended AI for ages 6-24 months is 10-12 mg/kg. The Committee recognized the importance of DHA for retinal and brain development during this period. A combination of EPA+DHA was recommended for children ages 2-10 years ranging from 100-250 mg/day. For adults, daily consumption of 100-250 mg/day DHA+EPA is recommended.

•	The Journal of Pediatrics (June 2010) published a report on medical records as reviewed by investigators unaware of treatment assignment for two cohorts of infants looking at the incidence of respiratory infections and allergies at three years of age. The original two cohorts included 147 infants who had received either a DHA/ARA containing formula (0.32%-0.36% DHA/0.64%-0.73% ARA) or a formula without supplementation for one year. Eighty-nine infants were available for follow up evaluation at age three, 38 in the active and 51 in the placebo group. The DHA/ARA-supplemented groups had significantly lower odds for developing upper respiratory infections, wheezing, asthma, or symptoms of allergy. Martek’s life’sDHA™ and life’sARA™ were used in the study.

Financial Guidance

Martek is providing certain financial information for Amerifit on a stand-alone basis to provide investors greater clarity through the integration process. Projected results for Martek (not including Amerifit), Amerifit (stand-alone, post-acquisition) and on a consolidated basis for the three months ended July 31, 2010 are as follows:

Three months ended July 31, 2010
(in millions, except per share data)	Martek	Amerifit	Consolidated

Revenue	$93.0 – 97.0	$19.0 – 21.0	$113.0 – 118.0
Income from operations	$17.0 – 18.0	$2.0 – 3.0	$19.0 – 21.0
Net income			$11.0 – 12.0
Diluted EPS			$0.33 – 0.36

For the third quarter of fiscal 2010, Martek expects infant formula revenue to be between $76.0 million and $80.0 million, non-infant formula nutritional revenue to be between $12.0 million and $14.0 million, and contract manufacturing and collaborations revenue to be between $2.5 million and $3.0 million.

Consolidated gross margin in the third quarter of fiscal 2010 is expected to be between 49% and 50%.

While our revenues for the balance of 2010 are projected to be somewhat uneven on a quarter-to-quarter basis due to customer plant shutdowns for maintenance and other timing matters, Martek expects full fiscal year 2010 revenue to be between $440 million and $445 million, including infant formula revenues of between $307 million and $312 million. These forecasted revenues include projected fourth quarter 2010 revenues similar to those projected for Martek’s third quarter. Such projected fourth quarter revenues would equate to year-over-year growth of more than 25%. Furthermore, the projected 2010 annual revenues would represent year-over-year growth in total revenues of 27% to 29% (9% to 11% excluding Amerifit-related revenues) and contemplate meaningful gains in all markets for our nutritional ingredients, including growth in infant formula revenues of 7% to 9% and growth in non-infant formula nutritional revenues of 27% to 35%.

Investor Conference Call Webcast

Martek will host a conference call and webcast for investors to review its second quarter results and third quarter of fiscal 2010 outlook at 4:45 p.m. Eastern Time on June 3, 2010. Access to the live audio webcast is available through Martek’s website at http://investors.martek.com. The webcast will be available for replay for 30 days.
General

Sections of this release contain forward-looking statements concerning, among other things: (1) Martek’s expectations regarding future revenue growth in and customer demand from the infant formula, pregnancy and nursing, nutritional supplements, animal feeds and food and beverage markets as well as markets for Amerifit products; (2) its expectations regarding revenue, gross margin, operating expenses and income for the third quarter of fiscal 2010 and revenue amounts for the full year 2010 for both Martek and Amerifit; (3) its expectations regarding launches by customers of products containing Martek’s life’sDHA™ and future revenues associated with Martek’s contract manufacturing and collaborative services with BP; and (4) its expectations regarding future capabilities of and benefits from the Amerifit acquisition. Furthermore, Martek’s operating results are subject to quarter-to-quarter fluctuations, some of which may be significant, and are also subject to future changes in the Company’s preliminary purchase price allocation for its Amerifit acquisition. The forward-looking statements noted above are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors and cautionary statements set forth herein and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A of the Company’s Form 10-K for the fiscal year ended October 31, 2009 and other filed reports on Form 10-K, Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation (NASDAQ: MATK) is a leader in the innovation, development, production and sales of high-value products from microbial sources that promote health and wellness through nutrition.  The Company’s technology platform consists of its core expertise, broad experience and proprietary technology in areas such as microbial biology, algal genomics, fermentation and oil processing.  This technology platform has resulted in Martek’s development of a number of products including the Company’s flagship product, life’sDHA™, a sustainable and vegetarian source of algal DHA (docosahexaenoic acid) important for brain, heart and eye health throughout life for use in infant formula, pregnancy and nursing products, foods and beverages and dietary supplements. The Company also produces  life’sARA™ (arachidonic acid), an omega-6 fatty acid, for use in infant formula and growing-up milks. Martek’s subsidiary, Amerifit Brands, develops, markets and distributes branded consumer health and wellness products and holds leading brand positions in all of its key product categories. Anerifit products are sold in most major mass, club, drug, grocery and specialty stores and include: Culturelle®, a leading probiotic supplement; AZO, the leading OTC brand addressing symptom relief, detection and prevention of urinary tract infections; and ESTROVEN®, the leading all-natural nutritional supplement brand addressing the symptoms of menopause. Martek currently has a number of nutritional health and wellness products under development that it plans to commercialize and distribute through Amerifit’s distribution channels.

Martek’s technology platform has also made it a sought-after partner on a range of groundbreaking projects in process, including the development of microbially-derived biofuels and the development of DHA-containing oilseeds. For more information on Martek Biosciences, visit http://www.martek.com/. For a complete list of life’sDHA™ or life’sARA™ products, visit http://www.lifesdha.com/. For more information about Amerifit Brands, visit www.amerifit.com.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except per share data)

Unaudited Condensed Consolidated Statements of Income Data

	Three months ended April 30,		Six months ended April 30,
	2010	2009	2010	2009
Revenues:
Product sales	$119,082	$88,152	$203,168	$172,174
Contract manufacturing and collaborations	4,886	4,259	10,556	7,600

Total revenues	123,968	92,411	213,724	179,774

Cost of revenues:
Cost of product sales	62,362	49,299	108,299	96,208
Cost of contract manufacturing and
collaborations	4,097	4,017	9,330	7,426

Total cost of revenues	66,459	53,316	117,629	103,634

Gross margin	57,509	39,095	96,095	76,140

Operating expenses:
Research and development	8,821	7,157	15,887	13,906
Selling, general and administrative	17,926	12,280	30,706	25,031
Advertising and promotion	3,965	595	4,474	941
Amortization of intangible assets	2,594	1,595	4,039	3,376
Acquisition costs	1,801	—	2,988	—
Other operating expenses	171	569	205	722

Total operating expenses	35,278	22,196	58,299	43,976

Income from operations	22,231	16,899	37,796	32,164
Interest income (expense) and other, net	(1,378)	186	(1,515)	346

Income before income tax provision	20,853	17,085	36,281	32,510
Income tax provision	8,336	6,068	14,121	11,887

Net income	$12,517	$11,017	$22,160	$20,623

Basic earnings per share	$0.37	$0.33	$0.66	$0.62

Diluted earnings per share	$0.37	$0.33	$0.66	$0.62

Shares used in computing basic earnings per share	33,383	33,190	33,329	33,170
Shares used in computing diluted earnings per share	33,578	33,310	33,514	33,349

Unaudited Condensed Consolidated Balance Sheets Data

		April 30,	October 31,
		2010	2009
Assets:
	Cash and cash equivalents	$30,207	$141,063
	Short-term investments	7,292	7,301
	Accounts receivable, net	68,234	44,304
	Inventories, net	119,456	116,179
	Other current assets	6,368	5,240
	Property, plant and equipment, net	249,396	252,279
	Deferred tax asset	25,071	24,303
	Long-term investments	4,579	4,495
	Goodwill, intangibles and other long-term assets, net	334,096	94,653

Total assets		$844,699	$689,817

Liabilities and stockholders’ equity:
	Accounts payable and accrued expenses	$58,441	$31,365
	Notes payable and other long-term obligations	44,405	810
	Deferred tax liability	71,872	10,091
	Deferred revenue	9,125	11,407
	Stockholders’ equity	660,856	636,144

Total liabilities and stockholders’ equity		$844,699	$689,817

Unaudited Condensed Consolidated Cash Flow Data

	Six months ended April 30,
	2010	2009
Operating activities:
Net income	$22,160	$20,623
Non-cash items	33,726	27,750
Changes in operating assets and liabilities, net	7,088	(22,742)

Net cash provided by operating activities	62,974	25,631

Investing activities:
Cash paid for acquisition of Amerifit, net of cash acquired	(200,743)	—
Sale of investments and marketable securities, net	50	—
Expenditures for property, plant and equipment	(6,827)	(5,263)
Capitalization of intangible assets	(2,458)	(4,435)

Net cash used in investing activities	(209,978)	(9,698)

Financing activities:
Repayments of notes payable and other long-term obligations	(35,061)	(59)
Proceeds of term loan	75,000	—
Borrowings from revolving line of credit	11,000	—
Repayments of borrowings from revolving line of credit	(11,000)	—
Payment of debt issuance costs	(3,944)	—
Proceeds (payments) from equity transactions, net	155	(425)

Net cash provided by (used in) financing activities	36,150	(484)

Foreign currency translation adjustment	(2)	—
Net change in cash and cash equivalents	(110,856)	15,449
Cash and cash equivalents, beginning of period	141,063	102,495

Cash and cash equivalents, end of period	$30,207	$117,944

Table I
MARTEK BIOSCIENCES CORPORATION
SEGMENT INFORMATION
(Unaudited — $ in thousands)

	Three months ended
	April 30,		Six months ended April 30,
	2010	2009 2010		2009
Segment Revenues
Branded consumer health products	$18,009	$—	$18,009	$—
Nutritional ingredients	99,668	87,163	182,772	170,036
Other	6,291	5,248	12,943	9,738
Total	$123,968	$92,411	$213,724	$179,774

Segment Income (Loss) From Operations
Branded consumer health products	$1,893	$—	$1,893	$—
Nutritional ingredients	19,680	17,149	35,320	32,591
Other	658	(250)	583	(427)
Total	$22,231	$16,899	$37,796	$32,164

Table II

MARTEK BIOSCIENCES CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME MEASURE
(Unaudited — $ in thousands)

The Company makes reference in this release to non-GAAP presentations of fiscal 2010 net income and earnings per share that excludes expenses associated with the acquisition of Amerifit. We are providing this information to assist investors in comparing the results of the current periods to those in the prior year periods when the items were not present. We caution investors, however, that these non-GAAP results should only be considered in addition to results that are reported under current GAAP and should not be considered as a substitute for results that are presented under GAAP. Following is a schedule showing the reconciliation of net income reported under GAAP to the non-GAAP financial measure included herein ($ in thousands):

	Three months ended April 30,		Six months ended April 30,
	2010	2009	2010	2009
Net income, as reported under GAAP	$12,517	$11,017	$22,160	$20,623
Add: acquisition costs, net of tax	1,462	—	2,202	—
Add: inventory step-up, net of tax	1,070		1,070
Non-GAAP net income measure	$15,049	$11,017	$25,432	$20,623

Non-GAAP diluted earnings per share	$0.45	$0.33	$0.76	$0.62